Exhibit 99.1

Industrial Enterprises of America Secures $5 Million Financing to Close Acquisition
Friday January 27, 10:22 am ET

NEW YORK, Jan. 27, 2006 (PRIMEZONE) -- Industrial Enterprises of America, Inc. (OTC BB:ILNP.OB - News), a specialty automotive aftermarket supplier, is pleased to announce that the Company has completed a $5,000,000 private placement in convertible debentures with JLF Asset Management, LLC. This financing enables the Company to complete the acquisition of Pitt Penn within the next two to three business days. Per the terms of the financing, the Company has issued convertible debentures with a fixed conversion rate of $.18 per share. The sale of the convertible debentures included 100% warrant coverage at above market prices.

John Mazzuto, Chief Executive Officer of Industrial Enterprises of America, stated, ``This investment into ILNP allows us to close the Pitt Penn acquisition and doubles our projected revenue run rate for 2006 from roughly $35 million to in excess of $70 million. We are excited to continue executing our business plan and grow the business organically while achieving higher net margins, due to economies of scale and cost synergies. Upon the consolidation of our operations, we will be fully funded and foresee that the cash flow from operations will be sufficient to grow the business organically and acquire additional brands and products. The addition of Pitt Penn to existing operations will enable us to achieve targeted net margins of 8% on a pro forma basis as ILNP consolidates its existing manufacturing facilities through utilization of Pitt Penn's excess capacity. This consolidation will begin in the next 30 days and is expected to be completed by the end of the year with the majority of cost reductions being obtained within six months. We are very comfortable with an initial goal of $.05 EPS on a fully diluted basis for the next 12 months, and will provide further insight next week upon completion of the Pitt Penn acquisition.''

JLF Asset Management, LLC was established in 1999 and has approximately $400 million under management. JLF is managed by Jeff Feinberg, who, prior to founding JLF, was a partner at Soros Fund Management in New York (1996-1998), as well as the Assistant Portfolio Manager for the Fidelity Magellan Fund (1994-1995).

About Industrial Enterprises of America, Inc.

Industrial Enterprises of America, Inc., a Nevada corporation, is headquartered in New York, New York. Industrial Enterprises of America is a holding company with three operating subsidiaries, EMC Packaging, Inc., Unifide Industries Limited Liability Company and Todays Way Manufacturing, LLC. Unifide Industries markets and sells specialty automotive products under proprietary trade names and private labels, and Todays Way Manufacturing manufactures and packages the products sold by Unifide Industries. EMC Packaging is a provider of refrigerant gases, specializing in converting hydroflurocarbon gases into branded and private label refrigerant and propellant products as well as packaging of ``gas dusters'' used in a variety of industries.

STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT

Except for the historical information contained herein, the matters discussed in this press release may include forward-looking statements or information. All statements, other than statements of historical fact, including, without limitation, those with respect to the Company's objectives, plans and strategies set forth herein and those preceded by or that include the words ``believes,'' ``expects,'' ``given,'' ``targets,'' ``intends,'' ``anticipates,'' ``plans,'' ``projects'', ``forecasts'' or similar expressions, are forward-looking statements. Although the Company believes that such forward-looking statements are reasonable, it cannot guarantee that the Company's expectations are, or will be, correct. These forward-looking statements involve a number of risks and uncertainties which could cause the Company's future results to differ materially from those anticipated, including: (i) the Company's history of ongoing operating losses; (ii) the Company's ability to reach a definitive agreement with the target; (iii) the overall marketplace and clients' usage of EMC Packaging's products and those of the target, if and when the acquisition is consummated, including demand therefore, the impact of competitive technologies, products and pricing, particularly given the substantially larger size and scale of certain competitors and potential competitors, control of expenses, and revenue generation by the acquisition of new customers; (iv) the consequent results of operations given the aforementioned factors; and (v) the requirement for the Company to raise additional working capital to fund operations and the availability and terms of any such funding to the Company. Without any such funding, the Company believes it may be forced to curtail operations, and if no alternative to financing, such as a merger or acquisition, is consummated, the Company may not continue as a going concern. Other risks are detailed from time to time in the Company's 2005 Annual Report on Form 10-KSB, as amended, its Quarterly Reports on Form 10-QSB, and in its other Securities and Exchange Commission reports and statements. The Company assumes no obligation to update any of the information contained or referenced in this press release.